Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of June 8, 2017 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of January 16, 2017, among British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales (“Parent”), BATUS Holdings Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“BATUS” and, together with Parent, the “Parent Entities”), Flight Acquisition Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of Parent (“Sub”), and Reynolds American Inc., a North Carolina corporation (the “Company”), is made by and among the Parent Entities, Sub and the Company.

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 8.03 of the Agreement, the parties hereto desire to amend certain terms of the Agreement by entering into, and as set forth in, this Amendment.

NOW, THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as set forth below:

Section 1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

Section 2. Amendments to Agreement.

2.1 Section 1.06(a) of the Agreement is hereby amended by adding the following words to the end thereof “; provided that Article Eighth, Section 2 of the Company Charter shall be amended and restated in its entirety as follows: ‘The number of directors which shall constitute the Whole Board shall be determined from time to time by resolution of the shareholders or the Board of Directors, but in no event shall be less than one.’”.

2.2 Section 2.02(a)(i) of the Agreement is hereby amended and restated in its entirety as follows: “Parent, on behalf of BATUS, shall have provided irrevocable written instruction to cause the aggregate number of Parent ADSs (rounded up to the nearest whole number) to be issued as Merger Consideration to be deposited with or provided to the Exchange Agent, in escrow for the benefit of the holders of Company Common Stock, and”.

2.3 Section 2.02(b) of the Agreement is hereby amended by replacing the words “three Business Days following the Effective Time:” with “(x) in the case of clause (i) of this Section 2.02(b), three Business Days following the Effective Time, or (y) in the case of clause (ii) of this Section 2.02(b), five Business Days following the Effective Time:”.

Section 3. Representations and Warranties.

3.1 The Company hereby represents and warrants to the Parent Entities and Sub as follows: The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Amendment and to perform its obligations hereunder. The Company has duly executed and delivered this Amendment and, assuming this Amendment constitutes a valid and binding obligation of the Parent Entities and Sub, this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditor’s rights generally and by general principles of equity.

3.2 The Parent Entities and Sub hereby represent and warrant to the Company as follows: Each of the Parent Entities and Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute and deliver this Amendment and to perform its obligations hereunder. Each of the Parent Entities, BATUS and Sub has duly executed and delivered this Amendment, and, assuming this Amendment constitutes a valid and binding obligation of the Company, this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4. General Provisions.

4.1 All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.

4.2 After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “herein,” “hereto,” and “hereunder” and words of similar import referring to the Agreement shall refer to the Agreement as amended by this Amendment and all references in the Company Disclosure Letter or the Parent Disclosure Letter to “the Agreement” shall refer to the Agreement as amended by this Amendment. All references in the Agreement, the Company Disclosure Letter or the Parent Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to January 16, 2017.

4.3 This Amendment and the Agreement (including the Exhibits thereto), taken together with the Company Disclosure Letter, the Parent Disclosure Letter, the Clean Team Agreement, the Confidentiality Agreement and the Confidentiality/Antitrust Protocol (but excluding, for the avoidance of doubt, the Governance Agreement), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions.

4.4 The provisions of Article IX (General Provisions) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, BATUS, Sub and the Company duly executed and delivered this Amendment, all as of the date first above written.

BRITISH AMERICAN TOBACCO P.L.C.

by
/s/ Robert Casey
	Name:	Robert Casey
	Title:	Assistant General Counsel - Corporate

BATUS HOLDINGS INC.

by
/s/ L. Brent Cotton
	Name:	L. Brent Cotton
	Title:	President

FLIGHT ACQUISITION CORPORATION

by
/s/ L. Brent Cotton
	Name:	L. Brent Cotton
	Title:	President

REYNOLDS AMERICAN INC.

by
/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	SVP, Deputy General Counsel & Secretary